EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WEBSTER FINANCIAL CORPORATION
AND
NEWMIL BANCORP, INC.
DATED AS OF
April 24, 2006

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4.7 Tax Matters	22
4.8 Financial Statements, SEC Filings, Books and Records	22
4.9 Absence of Certain Changes or Events	23
4.10 Internal Controls	23
4.11 Agreements with Regulatory Agencies	23
4.12 Compliance with Applicable Laws	23
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS	24
5.1 Covenants of NewMil	24
5.2 Merger Covenants	27
ARTICLE VI ADDITIONAL AGREEMENTS	27
6.1 Regulatory Matters	27
6.2 Access to Information	29
6.3 Stockholder Meeting	29
6.4 Legal Conditions to Merger	30
6.5 Employees	30
6.6 Indemnification	31
6.7 Subsequent Interim and Annual Financial Statements	32
6.8 Additional Agreements	32
6.9 Advice of Changes	32
6.10 Current Information	33
6.11 Execution and Authorization of Bank Merger Agreement	33
6.12 Transaction Expenses of NewMil	33
6.13 Rule 16B-3 Actions	33
6.14 Form S-8	34
6.15 Tax Matters	34
ARTICLE VII CONDITIONS PRECEDENT	34
7.1 Conditions to Each Party’s Obligation To Effect the Merger	34
7.2 Conditions to Obligations of Webster	35
7.3 Conditions to Obligations of NewMil	36
ARTICLE VIII TERMINATION AND AMENDMENT	37
8.1 Termination	37
8.2 Effect of Termination	38
8.3 Amendment	38
8.4 Extension; Waiver	39
ARTICLE IX GENERAL PROVISIONS	39
9.1 Closing	39
9.2 Nonsurvival of Representations, Warranties and Agreements	39
9.3 Expenses; Breakup Fee	39
9.4 Notices	40
9.5 Interpretation	41
9.6 Counterparts	41
9.7 Entire Agreement	41
9.8 Governing Law	41
9.9 Enforcement of Agreement	41
9.10 Severability	41
9.11 Publicity	42
9.12 Assignment; No Third Party Beneficiary; Limitation of Benefits	42
9.13 Additional Definitions	42

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EXHIBITS

A Form of Bank Merger Agreement

iii

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of April 24, 2006 (this “Agreement”), is entered into by and between Webster Financial Corporation, a Delaware corporation (“Webster”), and NewMil Bancorp, Inc., a Delaware corporation (“NewMil”).
     WHEREAS, the Boards of Directors of Webster and NewMil have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Webster will acquire NewMil through the merger of NewMil with and into Webster (the “Merger”);
     WHEREAS, prior to the consummation of the Merger, Webster and NewMil will cause Webster Bank, N.A., a national association and a wholly owned subsidiary of Webster (“Webster Bank”), and NewMil Bank, a Connecticut state-chartered savings bank and a wholly owned subsidiary of NewMil (“NewMil Bank”), to enter into a merger agreement, substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), providing for the merger (the “Bank Merger”) of NewMil Bank with and into Webster Bank, with Webster Bank being the surviving bank of the Bank Merger (“Surviving Bank”) and it is an integral part of and condition to the Merger that the Bank Merger be consummated immediately after consummation of the Merger;
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
     WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13;
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     Subject to the terms and conditions of this Agreement, in accordance with Delaware General Corporation Law (“DGCL”), at the Effective Time, NewMil will merge into Webster with Webster being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of NewMil shall cease.
     1.2 Effective Time.
     The Merger shall become effective on the date and at the time specified in the certificate of merger (the “Certificate of Merger”) as filed with the Secretary of State of the State of Delaware. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.
     1.3 Effects of the Merger.
     The Merger shall have the effects set forth in the DGCL.

     1.4 Conversion of NewMil Common Stock.
          (a) At the Effective Time, subject to Section 1.4(b), each share of common stock, par value $.50 per share, of NewMil (“NewMil Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for that number of shares of common stock of Webster, par value $.01 per share (“Webster Common Stock”), determined by dividing $41.00 by the Base Period Trading Price (as defined below), as may be adjusted as provided below, computed to four decimal places (the “Exchange Ratio”); provided, however, if the Base Period Trading Price shall be greater than $50.25, the Exchange Ratio shall be fixed at 0.8159; provided, further, however, that if the Base Period Trading Price is less than $44.85, than the Exchange Ratio shall be fixed at 0.9142. The number of shares of Webster Common Stock issuable with respect to each share of NewMil Common Stock, as determined as set forth herein, is called the “Merger Consideration.” For purposes of this Agreement, the term “Base Period Trading Price” shall mean the average of the daily closing prices per share for Webster Common Stock for the ten consecutive trading days on which shares of Webster Common Stock are actually traded (as reported on the New York Stock Exchange) ending on the third trading day prior to the Closing Date (as hereinafter defined). All of the shares of NewMil Common Stock converted into Webster Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a “Certificate”) previously representing any such shares of NewMil Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Webster Common Stock and (ii) cash in lieu of fractional shares (determined in accordance with Section 2.2(f)) into which the shares of NewMil Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) hereof. Certificates previously representing shares of NewMil Common Stock shall be exchanged for certificates representing whole shares of Webster Common Stock and cash in lieu of fractional shares issued in consideration therefore upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time Webster should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.
          (b) At the Effective Time, all shares of NewMil Common Stock that are owned by NewMil as treasury stock and all shares of NewMil Common Stock that are owned directly or indirectly by Webster or NewMil, or any of their respective Subsidiaries, (other than shares of NewMil Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Webster Common Stock which are similarly held, whether held directly or indirectly by Webster or NewMil, as the case may be, being referred to herein as “Trust Account Shares”) and other than any shares of NewMil Common Stock held by Webster or NewMil or any of their respective Subsidiaries in respect of a debt previously contracted (and such shares of NewMil Common Stock, and shares of Webster Common Stock which are similarly held, whether directly or indirectly by Webster or NewMil, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Webster Common Stock that are owned by NewMil or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Webster.
     1.5 Options.
     At the Effective Time, each option granted by NewMil to purchase shares of NewMil Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into a right to purchase shares of Webster Common Stock in an amount and at an exercise price determined as provided below, and otherwise subject to the terms of the 2004 Amended and Restated

Stock Option and Incentive Plan for Officers and Key Employees, the 2004 Amended and Restated Stock Option Plan for Outside Directors (collectively, the “NewMil Stock Plans”):
          (a) The number of shares of Webster Common Stock subject to the option immediately after the Effective Time shall be equal to the number of shares of NewMil Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Webster Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and
          (b) The exercise price per share of Webster Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of NewMil Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.
     The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to NewMil in the NewMil Stock Plans shall be deemed to be references to Webster. Nothing herein shall be construed as preventing option holders from exercising the same before the Effective Time in accordance with the terms thereof.
     1.6 Articles of Incorporation.
     At the Effective Time, the certificate of incorporation of Webster, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.
     1.7 Bylaws.
     At the Effective Time, the bylaws of Webster, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.
     1.8 Directors and Officers.
     At the Effective Time, the directors and officers of Webster immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.
     1.9 Tax Consequences.
     It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.
ARTICLE II
EXCHANGE PROCEDURES
     2.1 Webster to Make Shares Available.
     At or prior to the Effective Time, Webster shall deposit, or shall cause to be deposited, with Webster’s transfer agent, American Stock Transfer and Trust Company, or such other bank, trust company or transfer agent as Webster may select and is reasonably acceptable to NewMil (the “Exchange Agent”), for the benefit of the holders of Certificates, certificates representing the shares of Webster Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Webster Common Stock being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof (collectively, sometimes referred to herein as the “Shares”) in exchange for outstanding shares of NewMil Common Stock. There shall be a written agreement between Webster and the Exchange Agent in which the Exchange Agent expressly undertakes the obligation to issue the Merger Consideration as provided herein.
     2.2 Exchange of Shares.
          (a) As soon as reasonably practicable, but no later than ten Business Days following the Effective Time, Webster shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for shares representing the shares of Webster Common Stock and the cash in lieu of fractional shares into which the shares of NewMil Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Webster Common Stock to which such holder of NewMil Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. Webster shall cause the Exchange Agent to issue checks to the holders of the Certificates within ten Business Days following receipt of the Certificate and the letter of transmittal as described above. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.
          (b) No dividends or other distributions declared after the Effective Time with respect to Webster Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Webster Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Webster Common Stock into which his NewMil Common Stock shall have been converted.
          (c) If any certificate representing shares of Webster Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Webster Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (d) As of the Effective Time, there shall be no transfers on the stock transfer books of NewMil of the shares of NewMil Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.
          (e) All of the shares of NewMil Common Stock exchanged for the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously representing any such shares of NewMil Common Stock shall thereafter represent the right to receive the Merger Consideration for each share of Common Stock represented by such Certificate.
          (f) No Webster stock certificates representing fractional shares of Webster Common Stock shall be issued upon the surrender for exchange of Certificates; no dividend or distribution by Webster shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Webster. In lieu of any such fractional shares, each holder of a Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Certificate shall receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of NewMil Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Webster Share Value.
          (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of NewMil for six months after the Effective Time may be returned to Webster. Any stockholders of NewMil who have not complied with this Article II prior to such return shall thereafter look only to Webster for payment of cash deliverable in respect of each share of NewMil Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Webster, NewMil, the Exchange Agent or any other person shall be liable to any former holder of shares of NewMil Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Webster, the posting by such person of a bond in such amount as Webster may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NEWMIL
     NewMil hereby makes the following representations and warranties to Webster as set forth in this Article III, subject to the specifically identified exceptions disclosed in writing in the NewMil Disclosure Schedule as of the date hereof. All of the disclosure schedules of NewMil referenced below and or otherwise required of NewMil pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “NewMil Disclosure Schedule.”
     3.1 Corporate Organization.
          (a) NewMil is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NewMil has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. NewMil is registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956 (the “BHCA”). The certificate of incorporation and bylaws of NewMil, copies of which are attached at Section 3.1(a) of the NewMil Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
          (b) NewMil Bank is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. Deposit accounts of NewMil Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by NewMil Bank. NewMil Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The charter and bylaws of NewMil Bank, copies of which are attached at Section 3.1(b) of the NewMil Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
          (c) Section 3.1(c) of the NewMil Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of NewMil as of the date of this Agreement. Except as set forth at Section 3.1(c) of the NewMil Disclosure Schedule, NewMil owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NewMil Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
     3.2 Capitalization.
     The authorized capital stock of NewMil consists of 20,000,000 shares of NewMil Common Stock. As of the date hereof, there are (x) 4,074,102 shares of NewMil Common Stock issued and outstanding and 1,916,036 shares of NewMil Common Stock held in NewMil’s treasury and (y) 285,132 shares of NewMil Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of NewMil Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options under the NewMil Stock Plans, true, complete and accurate copies of which are set forth in Section 3.2 of the NewMil Disclosure Schedule, NewMil does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NewMil Common Stock or any other equity security of NewMil or any securities representing the right to purchase or otherwise receive any shares of NewMil Common Stock or any other equity security of NewMil. The names of the optionees, the date each option to purchase NewMil Common Stock was granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the NewMil Stock Plans are set forth in Section 3.2 of the NewMil Disclosure Schedule. Except as set forth on Section 3.2 of the NewMil Disclosure Schedule, since December 31, 2005 NewMil has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than director or employee stock options granted under the NewMil Stock Plans or shares of NewMil Common Stock issuable pursuant to the exercise of director or employee stock options granted under the NewMil Stock Plans.
     3.3 Authority; No Violation.
          (a) NewMil has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NewMil. The Board of Directors of NewMil has directed that this Agreement and the transactions contemplated hereby be submitted to NewMil’s stockholders for approval at the Special Meeting and, except for the adoption of this Agreement by a majority of the outstanding shares of NewMil Common Stock, no other corporate proceedings on the part of NewMil are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by NewMil and (assuming due authorization, execution and delivery by Webster of this Agreement) will constitute valid and binding obligations of NewMil, enforceable against NewMil in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) NewMil Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of NewMil Bank and by NewMil as the sole shareholder of NewMil Bank. No other corporate proceedings on the part of NewMil Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by NewMil Bank, will be duly and validly executed and delivered by NewMil Bank and will (assuming due authorization, execution and delivery by Webster Bank) constitute a valid and binding obligation of NewMil Bank, enforceable against NewMil Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (c) Neither the execution and delivery of this Agreement by NewMil, nor the Bank Merger Agreement by NewMil Bank, nor the consummation by NewMil or NewMil Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by NewMil or NewMil Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the charter or bylaws of NewMil and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to NewMil and each of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of NewMil and each of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NewMil and each of its Subsidiaries is a party, or by which NewMil or any of NewMil’s properties or assets may be bound or affected the result of which would be a Material Adverse Effect to NewMil and its Subsidiaries, considered as a whole.

     3.4 Consents and Approvals.
     Except for (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger, with the FRB under the BHCA and as to the Bank Merger with the Office of Comptroller of the Currency (“OCC”) under the Bank Merger Act and OCC regulations and with the Commissioner of Banking of the State of Connecticut or the Connecticut State Banking Department (“CSBD”) under Connecticut banking laws and regulations (the “State Banking Approvals”), and approval of the foregoing applications and notices or the granting of waivers thereof, (ii) the filing with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S-4 to register the shares of Webster Common Stock that may be issued in connection with the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus to be used in soliciting the approval of NewMil’s stockholders at the Special Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Materials”), (iii) the approval of this Agreement by the requisite vote of the stockholders of NewMil, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to Delaware law, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings or waivers thereof as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, and (vi) such filings, authorizations or approvals as may be set forth in Section 3.4 of the NewMil Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by NewMil of this Agreement, (2) the consummation by NewMil of the Merger and the other transactions contemplated hereby (3) the execution and delivery by NewMil Bank of the Bank Merger Agreement, and (4) the consummation by NewMil Bank of the Bank Merger and the transactions contemplated thereby, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on NewMil.
     3.5 Internal Controls.
     None of NewMil’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. NewMil and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     3.6 Financial Statements; SEC Filings; Books and Records.
     NewMil’s consolidated statements of condition of NewMil and its Subsidiaries as of December 31 for the fiscal years 2004 and 2005 and the related statements of income, stockholders’ equity and cash flows for the fiscal years 2003 through 2005, inclusive, are available in NewMil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (“SEC”), in each case accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to NewMil and its Subsidiaries. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial condition of NewMil and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.7 will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 will be, prepared in accordance with accounting principles generally accepted in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. NewMil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all reports filed with the SEC since December 31, 2005 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the SEC with respect thereto. The books and records of NewMil have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
     3.7 Broker’s Fees.
     Neither NewMil nor any NewMil Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NewMil has engaged MG Advisors, Inc. in accordance with the terms of a letter agreement between MG Advisors, Inc. and NewMil, dated December 15, 2005, a true, complete and correct copy of which is attached at Section 3.7 of the NewMil Disclosure Schedule and to Keefe, Bruyette & Woods, Inc. (“KBW”) in accordance with the terms of a letter agreement between KBW and NewMil, dated April 20, 2006 a true and complete copy of which is attached at Section 3.7 of the NewMil Disclosure Schedule.
     3.8 Absence of Certain Changes or Events.
          (a) Except as set forth at Section 3.8 of the NewMil Disclosure Schedule, or as disclosed in NewMil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or in any other filing made by NewMil with the SEC since December 31, 2005, complete and accurate copies of which have been made available prior to the date hereof on the SEC’s EDGAR system, since December 31, 2005 (i) neither NewMil nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with past practices and (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on NewMil or its Subsidiaries considered as a whole.
          (b) Since December 31, 2005, NewMil and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with past practices.
     3.9 Legal Proceedings.
          (a) Except as set forth at Section 3.9 of the NewMil Disclosure Schedule, neither NewMil nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of NewMil, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NewMil or any of its Subsidiaries.
          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon NewMil, any of its Subsidiaries or the assets of NewMil or any of its Subsidiaries.

     3.10 Taxes and Tax Returns.
          (a) Except as set forth at Section 3.10(a) of the NewMil Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of NewMil or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes due and payable by NewMil or any of its Subsidiaries have been paid in full, or NewMil has made adequate provision for such Taxes in accordance with GAAP; (iii) to the Knowledge of NewMil, there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of NewMil or any of its Subsidiaries, and no claim has been made by any Taxing Authority in a jurisdiction where NewMil or any of its Subsidiaries does not file Tax Returns that NewMil or any such Subsidiary is subject to Tax in that jurisdiction; (iv) neither NewMil nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect; (v) there are no liens for Taxes on any of the assets of NewMil or any of its Subsidiaries, other than liens for Taxes not yet due and payable; (vi) NewMil and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and NewMil and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) NewMil is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “NewMil Group”); (viii) Neither NewMil nor any of its Subsidiaries is or has ever been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, other than the NewMil Group, and neither NewMil nor any of its Subsidiaries is liable for any Taxes of any Person (other than NewMil and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) Neither NewMil nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement; (x) NewMil has delivered to Webster copies of, and Section 3.10(a) of the NewMil Disclosure Schedule sets forth a complete and accurate list of, Tax Returns filed with respect to the taxable periods of NewMil ended on or after December 31, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit; (xi) the unpaid Taxes of NewMil and its Subsidiaries did not, as of the date of any financial statements of NewMil furnished to Webster pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of NewMil in filing its Tax Returns; (xii) neither NewMi l nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) NewMil has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (xiv) neither NewMil nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).
          (b) NewMil has no Knowledge of any fact or circumstance that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code.

          (c) For purposes of this Agreement:
          “Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.
          “Taxing Authority” means any:
               (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
               (ii) federal, state, local, municipal, foreign, or other government;
               (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
               (iv) multi-national organization or body; or
               (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     3.11 Employee Plans.
          (a) Section 3.11(a) of the NewMil Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last seven years been sponsored by, maintained or contributed to, by NewMil or any of the NewMil Subsidiaries or any other entity which together with NewMil would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which NewMil or any such Subsidiary has any liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.11(a) of the NewMil Disclosure Schedule:
               (i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of NewMil or any NewMil Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of NewMil or any NewMil Subsidiary, or

(D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);
               (ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);
               (iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);
               (iv) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by NewMil or any NewMil Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.
          (b) NewMil has heretofore delivered or made available to Webster true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.
          (c) Except as set forth at Section 3.11(c) of the NewMil Disclosure Schedule:
               (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;
               (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and (A) any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, (B) each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which NewMil or a NewMil Subsidiary is entitled to rely as to such matters and which is currently applicable, and (C) neither NewMil nor any NewMil Subsidiary is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;
               (iii) all contributions or other amounts payable by NewMil or any NewMil Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;
               (iv) Neither NewMil nor any NewMil Subsidiary has engaged in a transaction in connection with which NewMil or any NewMil Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409A or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject NewMil or any NewMil Subsidiary or any of the directors, officers or employees of NewMil or any NewMil Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any

Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;
               (v) to the Knowledge of NewMil and any NewMil Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto;
               (vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto; and
               (vii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were, if applicable, certified without qualification by each Plan’s accountants and actuaries.
     3.12 Certain Contracts.
          (a) Except as set forth at Section 3.12 of the NewMil Disclosure Schedule, neither NewMil nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Webster, NewMil, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by NewMil or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) except as set forth on Section 3.12(a)(v) of the NewMil Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12 of the NewMil Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which NewMil or any of its Subsidiaries is a party. Section 3.12(a) of the NewMil Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of NewMil and its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the NewMil Disclosure Schedule, is referred to herein as a “NewMil Contract,” and neither NewMil nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any NewMil Contract.
          (b) (i) Each NewMil Contract is a valid and binding obligation of NewMil and in full force and effect, (ii) NewMil and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each NewMil Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of NewMil or any of its Subsidiaries under any such NewMil Contract.
     3.13 Agreements with Regulatory Agencies.
     Neither NewMil nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of any Governmental

Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its compliance with laws and regulations, its management or its business (each, whether or not set forth on Section 3.13 of the NewMil Disclosure Schedule, a “NewMil Regulatory Agreement”), nor has NewMil or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
     3.14 Environmental Matters.
          (a) Each of NewMil and its Subsidiaries is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”).
          (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of NewMil, threatened (or past or present actions or events that could from the basis of any such suit, claim, action, proceeding, investigation or notice) in which NewMil or any NewMil Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by NewMil or any NewMil Subsidiary, or to the Knowledge of NewMil, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by NewMil or any NewMil Subsidiary.
          (c) To the Knowledge of NewMil, during the period of NewMil’s or any NewMil Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.
          (d) To the Knowledge of NewMil, neither NewMil nor any NewMil Subsidiary has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.
          (e) For purposes of this Section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.
     3.15 Reserves for Losses.
     All reserves or other allowances for possible losses reflected in NewMil’s financial statements referred to in Section 3.6 as of and for the year ended December 31, 2005, complied in all material respects with all Laws and are adequate under GAAP. NewMil has not been notified by the FDIC, the CSBD or NewMil’s independent auditor, in writing or otherwise, (i) that such reserves are inadequate or that the practices and policies of NewMil in establishing its reserves for any of the periods covered by the financial statements referred to in Section 3.6 above, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the CSBD or NewMil’s independent auditor believes such reserves to be inadequate or (ii) inconsistent with the historical loss experience of NewMil. NewMil has previously furnished Webster with a complete list of all extensions of credit and other real estate owned (such real estate, “OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import (each, a “problem credit”). NewMil agrees to update such list no less frequently than quarterly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1; provided, however, NewMil shall provide written notice to Webster of any new problem credit over $500,000 within five calendar days of NewMil becoming aware of such problem credit. All OREO held by NewMil is being carried net of reserves at the lower of cost or net realizable value.
     3.16 Properties and Assets.
     Section 3.16 of the NewMil Disclosure Schedule lists (i) all real property owned by NewMil and each NewMil Subsidiary, (ii) each real property lease, sublease or installment purchase arrangement to which NewMil or any NewMil Subsidiary is a party, (iii) a description of each contract for the purchase, sale, or development of real estate to which NewMil or any NewMil Subsidiary is a party, and (iv) NewMil’s or any NewMil Subsidiary’s fixed assets with a book value of $25,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in NewMil’s consolidated financial statements as of December 31, 2005 referred to in Section 3.6, (b) exceptions to title that do not interfere materially with NewMil’s or any NewMil Subsidiary’s use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6), and (d) items listed in Section 3.16 of the NewMil Disclosure Schedule, NewMil and each NewMil Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. NewMil and each NewMil Subsidiary, as lessee, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither NewMil nor any NewMil Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2005. All properties and assets used by NewMil and each NewMil Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. NewMil and each NewMil Subsidiary enjoys peaceful and undisturbed possession under all leases for the use of all property under which they are lessees, and all leases to which NewMil is a party are valid and binding obligations in accordance with the terms thereof. Neither NewMil nor any NewMil Subsidiary is in material default with respect to any such lease, and there has occurred no default by NewMil or any NewMil Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which materially interfere with the intended use by NewMil or any NewMil Subsidiary of any of the property owned, leased, or occupied by them.
     3.17 Insurance.
     Section 3.17 of the NewMil Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by NewMil and any NewMil Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither NewMil nor any NewMil Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by NewMil and NewMil Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by NewMil and the NewMil Subsidiaries with all requirements of Law and agreements to which NewMil or any of the NewMil Subsidiaries is subject or is party. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the NewMil Disclosure Schedule, as in effect on the date hereof, have been delivered to Webster.
     3.18 Compliance with Applicable Laws; Reports; Licenses.
     (a) Each of NewMil and any NewMil Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither NewMil nor any NewMil Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
     (b) Each of NewMil, its Subsidiaries and employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of NewMil and its Subsidiaries as presently conducted.
     (c) NewMil Bank is “well capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “Outstanding”.
     (d) Since January 1, 2003, NewMil and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity, including, but not limited to, the (i) FDIC, (ii) the CSBD and any other state banking commissioner or any other state regulatory authority (each a “State Regulator”), and (iii) any other self-regulatory organization (collectively, “Regulatory Agencies”), (the “NewMil Documents”), and have timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of NewMil or any of its Subsidiaries. NewMil has delivered or made available to Webster a true and complete copy of each material NewMil Document requested by Webster.
     (e) Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of NewMil and its Subsidiaries, to NewMil’s Knowledge, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of NewMil or any of its Subsidiaries since January 1, 2003.
     (f) Neither NewMil nor any of its Subsidiaries, nor any of their directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations except as disclosed in a NewMil Document, and no such disciplinary proceeding or order is pending, nor to the Knowledge of NewMil, threatened.
     (g) Since January 1, 2003, neither NewMil nor any of its Subsidiaries, nor to the Knowledge of NewMil any other Person acting on behalf of NewMil or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. NewMil and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.
     3.19 Loans.
     As of the date hereof:
          (a) All loans owned by NewMil or any NewMil Subsidiary, or in which NewMil or any NewMil Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder;
          (b) All loans owned by NewMil or any NewMil Subsidiary, or in which NewMil or any NewMil Subsidiary has an interest, have been made or acquired by NewMil in accordance with board of director-approved loan policies and all of such loans are collectable, except to the extent reserves have been made against such loans in NewMil’s consolidated financial statements at December 31, 2005 referred to in Section 3.6. Each of NewMil and each NewMil Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by NewMil and each NewMil Subsidiary are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the NewMil Disclosure Schedule), and each of NewMil and any NewMil Subsidiary has taken no action which would result in a waiver or negation of any remedies or material rights available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.19(b) of the NewMil Disclosure Schedule, all loans purchased or originated by NewMil or any NewMil Subsidiary and subsequently sold by NewMil or any NewMil Subsidiary have been sold without recourse to NewMil or any NewMil Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of December 31, 2005 prepared by NewMil, which reports include all loans delinquent or otherwise in default, have been furnished to Webster. True, correct and complete copies of the currently effective lending policies and practices of NewMil and each NewMil Subsidiary also have been furnished to Webster;
          (c) Except as set forth at Section 3.19(c) of the NewMil Disclosure Schedule each outstanding loan participation sold by NewMil or any NewMil Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including NewMil or any NewMil Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to NewMil or any NewMil Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. NewMil and any NewMil Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements;

          (d) NewMil and each NewMil Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it; and
          (e) Section 3.19(e) of the NewMil Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.
     3.20 Affiliates.
     Each director, executive officer and other Person who is an “affiliate” (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of NewMil is listed at Section 3.20 of the NewMil Disclosure Schedule.
     3.21 Fairness Opinion.
     NewMil has received an opinion from KBW to the effect that, in its opinion, the consideration to be paid to the stockholders of NewMil hereunder is fair to such stockholders from a financial point of view (the “Fairness Opinion”), and KB&W has consented to the inclusion of the Fairness Opinion in the Proxy Materials.
     3.22 NewMil Information.
     The information relating to NewMil and its Subsidiaries provided by NewMil herein and to be provided by NewMil for inclusion in the Proxy Materials does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to Webster or any of its Subsidiaries, as to which NewMil makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     3.23 Labor and Employment Matters.
     To NewMil’s Knowledge, and except as set forth in Section 3.23 of the NewMil Disclosure Schedule, (a) there are no labor or collective bargaining agreements to which NewMil or any NewMil Subsidiary is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of NewMil or any NewMil Subsidiary, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of NewMil or any NewMil Subsidiary, and neither NewMil nor any NewMil Subsidiary has received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of NewMil or any NewMil Subsidiary, and (e) no claim has been asserted with respect to NewMil or any NewMil Subsidiary asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
     3.24 Intellectual Property.
     Section 3.24 of the NewMil Disclosure Schedule lists all (i) material trademarks and tradenames owned by NewMil and any NewMil Subsidiary, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii)

software owned or licensed by NewMil any NewMil Subsidiary that is material to the operation of the business of NewMil or any NewMil Subsidiary, (iii) patents and patent applications owned or filed by or on behalf of NewMil or any NewMil Subsidiary, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee) (the “Scheduled IP”). Except as set forth at Section 3.24 of the NewMil Disclosure Schedule, to NewMil’s Knowledge, no claims are currently being asserted by any Person challenging or questioning NewMil’s or any NewMil Subsidiary’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP.
     3.25 Antitakeover Provisions Inapplicable.
     The Board of Directors of NewMil has taken all action required to be taken by it in order to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WEBSTER
     Webster hereby makes the following representations and warranties to NewMil as set forth in this Article IV, subject to the specifically identified exceptions disclosed in writing in the Webster Disclosure Schedule as of the date hereof. All of the disclosure schedules of Webster referenced below and or otherwise required of Webster pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “Webster Disclosure Schedule”.
     4.1 Corporate Organization.
          (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Webster has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Webster is duly registered as a bank holding company with the FRB. The certificate of incorporation and bylaws of Webster, copies of which have previously been made available to NewMil, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
          (b) Webster Bank is a national association duly organized, validly existing and in good standing under the laws of the United States of America. Deposit accounts of Webster Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Webster Bank. Webster Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The charter and bylaws of Webster Bank, copies of which have previously been made available to NewMil, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

     4.2 Capitalization.
          (a) The authorized capital stock of Webster consists of 200,000,000 shares of Webster Common Stock, of which 54,127,697 shares were issued (net of 1,351,890 shares held in the treasury) at March 31, 2006 and 3,000,000 shares of serial preferred stock, par value $.01 per share (“Webster Preferred Stock”), 14,000 of which are designated as Series C Preferred Stock, none of which were outstanding at March 31, 2006. At March 31, 2006, there were options outstanding to purchase 3,472,277 shares of Webster Common Stock and no warrants outstanding. All of the issued and outstanding shares of Webster Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Stock Consideration will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, Webster does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Webster Common Stock or Webster Preferred Stock or any other equity security of Webster or any securities representing the right to purchase or otherwise receive shares of Webster Common Stock or Webster Preferred Stock.
          (b) All of the outstanding shares of Webster Bank Common Stock are owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.
     4.3 Authority; No Violation.
          (a) Webster has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Webster. No other corporate proceedings on the part of Webster are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by NewMil) and constitutes the valid and binding obligation of Webster, enforceable against Webster in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.
          (b) Webster Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Webster Bank and by Webster as the sole stockholder of Webster Bank. All corporate proceedings on the part of Webster Bank necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby have been taken. The Bank Merger Agreement, upon execution and delivery by Webster Bank, will be duly and validly executed and delivered by Webster Bank and will (assuming due authorization, execution and delivery by NewMil Bank) constitute a valid and binding obligation of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (c) Neither the execution and delivery of this Agreement by Webster or the Bank Merger Agreement by Webster Bank, nor the consummation by Webster of the transactions contemplated hereby or thereby, nor compliance by Webster or Webster Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of Webster or the charter or bylaws of Webster Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Webster, Webster Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Webster or Webster Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster or Webster Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.
     4.4 Regulatory Approvals.
     Except for (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger, with the FRB under the BHCA, and as to the Bank Merger, with the OCC under the Bank Merger Act and OCC regulations and the State Banking Approvals, and approvals of such applications and notices or granting of such waivers, (ii) the filing of the Registration Statement with the SEC, (iii) the approval of this Agreement by the requisite vote of the stockholders of NewMil, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to Delaware law, (v) the registration under the Securities Act of the shares of Webster Common Stock to be issued in the Merger, (vi) the filing of a supplemental listing application with the New York Stock Exchange with respect to the shares of Webster Common Stock to be issued in the Merger, and (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Webster of this Agreement, (2) the consummation by Webster of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Webster Bank of the Bank Merger Agreement, and (4) the consummation by Webster Bank of the transactions contemplated by the Bank Merger Agreement except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on Webster.
     4.5 Legal Proceedings.
          (a) Neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or, to Webster’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Webster or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.
          (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Webster, any of its Subsidiaries or the assets of Webster or any of its Subsidiaries or the assets of Webster or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.

     4.6 Webster Information.
     The information relating to Webster and its Subsidiaries provided herein and to be provided by Webster for inclusion in the Registration Statement does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement (except for the portions thereof relating solely to NewMil or any of its Subsidiaries, as to which Webster makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     4.7 Taxes and Tax Returns.
          (a) To the Knowledge of Webster, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Webster or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects and (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes due and payable by Webster or any of its Subsidiaries have been paid in full, or Webster has made adequate provision for such Taxes in accordance with GAAP.
     (b) Except as provided in this Agreement, neither Webster nor any of its Subsidiaries or Affiliated Persons has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     4.8 Financial Statements, SEC Filings, Books and Records.
     Webster has previously delivered to NewMil true, correct and complete copies of the consolidated statements of condition of Webster and its Subsidiaries as of December 31 for the fiscal years 2004 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2003 through 2005, inclusive, as reported in Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Webster. The financial statements referred to in this Section 4.8 (including the related notes, where applicable) fairly present, and the financial statements filed by Webster on Form 10-Q or Form 10-K with the SEC subsequent to the date hereof will fairly present, the results of the consolidated operations and consolidated financial condition of Webster and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all reports filed with the SEC since December 31, 2005 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and Webster has previously delivered or made available to NewMil true, correct and complete copies of such reports. The books and records of Webster have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

     4.9 Absence of Certain Changes or Events.
          (a) Except as set forth in Webster’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or in any other filing made by Webster with the SEC since December 31, 2005, since December 31, 2005, (i) neither Webster nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Webster.
          (b) Since December 31, 2005, Webster and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.
     4.10 Internal Controls.
     None of Webster’s or Webster Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Webster and Webster Bank devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     4.11 Agreements with Regulatory Agencies.
     Neither Webster nor Webster Bank is subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its compliance with laws and regulations, its management or its business (each a “Webster Regulatory Agreement”), nor has Webster been advised by any Governmental Entity that it is considering issuing or requesting any Webster Regulatory Agreement.
     4.12 Compliance with Applicable Laws.
          (a) Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Webster and Webster Bank, to Webster’s Knowledge, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Webster or Webster Bank since January 1, 2003.
          (b) Since January 1, 2003, neither Webster nor Webster Bank, nor to the Knowledge of Webster any other Person acting on behalf of Webster or Webster Bank, has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any Unlawful Gains, or knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. Webster and Webster Bank have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Covenants of NewMil.
     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Bank Merger Agreement or with the prior written consent of Webster, NewMil and each NewMil Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. NewMil will use its reasonable best efforts to (x) preserve its business organization and that of each NewMil Subsidiary intact, (y) keep available to itself and Webster the present services of the employees of NewMil and each NewMil Subsidiary and (z) preserve for itself and Webster the goodwill of the customers of NewMil and each NewMil Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the NewMil Disclosure Schedule or as otherwise expressly provided in this Agreement or consented to by Webster in writing, NewMil shall not, and shall not permit any NewMil Subsidiary to:
          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by NewMil not to exceed $0.22 per share on the NewMil Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by NewMil during its fiscal year ended December 31, 2005); provided, however, that under no circumstances shall NewMil declare, set aside or pay any dividends if it would result in the holders of NewMil Common Stock receiving more than four cash dividend payments in fiscal 2006 or more than one cash dividend payment per quarter in fiscal 2007 from NewMil or Webster;
          (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the NewMil Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of NewMil or any NewMil Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of NewMil or any NewMil Subsidiary;
          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of NewMil Common Stock pursuant to stock options or similar rights to acquire NewMil Common Stock granted pursuant to the NewMil Stock Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;
          (d) amend its articles of incorporation, bylaws or other similar governing document;
          (e) directly or indirectly, and will instruct its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”), not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of NewMil or any of its Subsidiaries to take any such action, and NewMil shall use its reasonable best efforts to cause the Representatives of NewMil and the NewMil Subsidiaries not to take any such action, and NewMil shall promptly notify Webster, but in any event within twenty-four hours, if any such inquiries or proposals are made regarding a Competing Proposal, and NewMil shall keep Webster informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the stockholders of NewMil shall have adopted and approved this Agreement in accordance with Delaware law, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of NewMil from (i), in connection with a Competing Proposal which the NewMil Board of Directors determines is, or could be reasonably be expected to lead to, a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, such Person making the Competing Proposal if, and only to the extent that, (A) the Board of Directors of NewMil, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of NewMil to comply with its fiduciary duties to stockholders imposed by Delaware law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, NewMil provides written notice to Webster to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, NewMil receives from such Person an executed confidentiality agreement with terms no less favorable to NewMil than those contained in the Confidentiality Agreement by and between Webster and NewMil, dated as of March 28, 2006 (the “Confidentiality Agreement”), and (D) NewMil keeps Webster informed, on a current basis, of the status and details of any such discussions or negotiations or (ii) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Securities Exchange Act of 1934;
          (f) make capital expenditures in excess of $50,000, individually, or $350,000, in the aggregate;
          (g) enter into any new line of business;
          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;
          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Law;
          (j) change its methods of accounting in effect at December 31, 2005 except as required by changes in GAAP or regulatory accounting principles;
          (k) (i) except as required by applicable Law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between NewMil and any NewMil Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding 3.5% of such employee’s base salary or wage; provided, however, that, notwithstanding the foregoing, NewMil may make salary increases in excess of 3.5% with respect to one or more employees up to $50,000 in the aggregate, (v) hire any new employee at an annual compensation in excess of $30,000, (vi) pay expenses of any employees or directors for attending out-of-state conventions or similar meetings which conventions or meetings are held after the date hereof, (vii) promote any employee to a rank higher than vice president, or (viii) pay any retention or other bonuses to any employees other than annual bonuses to executive officers and other employees in accordance with NewMil’s bonus plan and past practice;
          (l) except for short-term borrowings with a maturity of six months or less or borrowings under NewMil’s existing lines of credit, in each case in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;
          (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;
          (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;
          (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of NewMil or any NewMil Subsidiary;
          (p) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of NewMil based on its existing deposit and lending policies;
          (q) purchase any loans, other than in the ordinary course consistent with past practice, or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;
          (r) originate (i) any loans except in accordance with existing NewMil lending policies and practices, (ii) residential mortgage loans in excess of $1,000,000 (iii) 30 year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $25,000 (v) commercial business loans in excess of $2,500,000 as to any loan or $5,000,000 in the aggregate as to related loans or loans to related Persons, (vi) commercial real estate first mortgage loans in excess of $2,500,000 as to any loans or $5,000,000 in the aggregate as to related loans or loans to related borrowers, or (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (v) and (vi) other than in the ordinary course of business consistent with past practice;

          (s) make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months;
          (t) sell or purchase any mortgage loan servicing rights;
          (u) take any actions that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code; or
          (v) agree or commit to do any of the actions set forth in the preceding clauses (a) through (u).
The consent of Webster to any action by NewMil or any NewMil Subsidiary that is not permitted by any of the preceding clauses (a) through (v) shall be (i) evidenced by a writing signed by the President or any Executive Vice President of Webster or (ii) made by telephonic confirmation from the President or any Executive Vice President of Webster followed by an e-mail confirmation from such individual at Webster who provided the telephonic confirmation. Notwithstanding Section 5.1(r) above, any loans made by NewMil or its Subsidiaries in excess of $500,000 shall be reviewed and approved in advance by the Chief Executive Officer of NewMil.
     5.2 Merger Covenants.
     Notwithstanding that NewMil believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, NewMil recognizes that Webster may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, NewMil and Webster shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, NewMil’s loan, accrual and reserve policies to those policies of Webster to the extent appropriate. Notwithstanding the foregoing, NewMil will be under no obligation to implement any portion of the plan of integration until such time as all Requisite Regulatory Approvals have been obtained.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
          (a) As promptly as reasonably practicable following the date hereof, Webster and NewMil shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the NewMil stockholders at the Special Meeting and Webster shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Webster Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Webster’s prospectus. Each of Webster and NewMil shall use reasonable best efforts to have the Proxy Materials cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Webster and NewMil shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Materials or to the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to its filing with the SEC, respectively, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed. Webster will use reasonable best efforts to allow NewMil to cause the Proxy Materials to be mailed to NewMil stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Proxy Materials have been approved by the SEC and the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Webster Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Materials or any amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to Webster or NewMil, or any of their respective affiliates, officers or directors, should be discovered by Webster or NewMil, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of NewMil.
          (b) Webster also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of NewMil and Webster shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.
          (c) Prior to the Effective Time, Webster take such action as is necessary in order to list on the New York Stock Exchange the additional shares of Webster Common Stock to be issued by Webster in exchange for the shares of NewMil Common Stock.
          (d) Webster and NewMil will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Webster and NewMil shall cooperate with each other to effect the foregoing. NewMil and Webster shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to NewMil or Webster, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

          (e) Webster and NewMil shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval) will not be obtained or that the receipt of any such approval will be materially delayed.
     6.2 Access to Information.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, NewMil shall accord to the officers, employees, accountants, counsel and other representatives of Webster, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, NewMil shall make available to Webster (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Webster may reasonably request. Webster shall receive notice of all meetings of the NewMil Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all NewMil representatives to such meetings are provided notice). Webster will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
          (b) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by NewMil with the covenants set forth in Section 5.1.
          (c) NewMil shall provide Webster with true, correct and complete copies of all financial and other information provided to directors of NewMil in connection with meetings of their Boards of Directors or committees thereof.
     6.3 Stockholder Meeting.
     NewMil shall take all reasonable steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) within 40 days after the Registration Statement is declared effective by the SEC. The Board of Directors of NewMil shall recommend to NewMil’s stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that NewMil shall not be obligated to so recommend or oppose, as the case may be, and the Board of Directors shall be permitted to modify or withdraw any such recommendation if previously made, if the Board of Directors of NewMil determines in accordance with the terms of this Agreement to enter into a transaction which the NewMil Board of Directors determines is a Superior Competing Transaction or that the fiduciary duties of the Board of Directors under Delaware law prohibit it from fulfilling its obligations under the preceding sentence. Notwithstanding any change in the Board of Director’s recommendation, unless otherwise directed in writing by Webster, this Agreement and the Merger shall be submitted to the stockholders of NewMil at the Special Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve NewMil of such obligation, provided, however, that if the Board of Directors of NewMil shall have changed its recommendation in accordance with this Agreement, then in submitting this Agreement to NewMil’s stockholders, the Board of Directors of NewMil may submit this Agreement to the stockholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of

Directors of NewMil may communicate the basis for its lack of a recommendation to the stockholders in the Proxy Materials or an appropriate amendment or supplement thereto to the extent required by law.
     6.4 Legal Conditions to Merger.
     Subject to the exceptions set forth herein and applicable Law, each of Webster and NewMil shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party, or any waiver thereof, which is required to be obtained by NewMil or Webster in connection with the Merger and the other transactions contemplated by this Agreement.
     6.5 Employees.
          (a) To the extent permissible under the applicable provisions of the Code and ERISA and the Webster Bank Employee Investment Plan, Webster shall recognize, solely for purposes of determining eligibility and vesting under the Webster Bank Employee Investment Plan, the service of any employees of NewMil who become employees of Webster or a Webster Subsidiary as of the Effective Time and such service shall also include any service with a predecessor of NewMil to the extent that such service was credited for eligibility and vesting purposes under the NewMil Bank 401(k) Profit Sharing Plan. No service with NewMil or any predecessor of NewMil shall be taken into account for any purpose under the Webster Bank Pension Plan or the Webster Bank Employee Stock Ownership Plan.
          (b) If required by Webster in writing and delivered to NewMil not less than thirty calendar days before the Closing Date, NewMil shall, on or before the day immediately preceding the Closing Date, (i) terminate the NewMil Bank 401(k) Profit Sharing Plan and any other Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination or (ii) freeze the 401(k) Plans and no further contributions shall be made to any 401(k) Plan after such freeze; or (iii) cause the 401(k) Plans to be merged into the Webster 401(k) Plan and the participants of the 401(k) Plans shall be governed by the terms of the Webster 401(k) Plan. NewMil shall provide to Webster (i) certified copies of resolutions adopted by the Board of Directors of NewMil (or other such party as may be authorized, under the terms of the Plan, to amend and terminate the Plan), as applicable, authorizing such termination, freeze or merger of the 401(k) Plans and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Webster to conform the plan document for such Plan with all applicable requirements of the Code, and regulations thereunder, with regard to termination, freeze or merger of the 401(k) Plans, or otherwise relating to the tax-qualified status of such 401(k) Plans. Webster and Webster Bank will not be obligated to make any matching or other employer contributions to any 401(k) Plan or any other plan after the Merger. Obligations of Webster or any Webster Subsidiary, with regard to any 401(k) Plan, shall be limited to those actions which are necessary to terminate, freeze or merge such 401(k) Plan (with the exception of the return of any amounts forfeited under any 401(k) Plan due to the termination of such 401(k) Plan).
          (c) After the Effective Time, except to the extent that Webster or its Subsidiaries continues Plans in effect or as otherwise expressly provided in this Agreement, employees of NewMil who become employed by Webster or any of the Webster Subsidiaries will be eligible for employee benefits that Webster or such Webster Subsidiary, as the case may be, provides to its newly-hired employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such newly-hired employees, provided that nothing in this Agreement shall require any duplication of benefits. To the extent permitted under applicable Law and Webster’s group health, life insurance and disability plans, and paid time off plans, Webster will or will cause Webster Bank to (i) give credit to employees of NewMil, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under such plans of Webster or Webster Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable plans of NewMil or NewMil Subsidiaries; (ii) give employees of NewMil who become employees of Webster or a Webster Subsidiary as of the Effective Time and their beneficiaries credit for amounts paid by such employees and their beneficiaries under similar plans of NewMil and its respective affiliates in connection with annual deductible, co-insurance and maximum out-of-pocket expenses for purposes of satisfying applicable annual deductible, co-insurance and maximum out-of-pocket expenses under Webster’s Plans; and (iii) waive preexisting condition limitations to the same extent waived under the corresponding Plan.
          (d) NewMil full-time employees, other than any such employee who is a party to any written agreement relating to employment or severance, who (i) are not offered full-time employment with Webster as of the Closing Date or (ii) are offered and accept full-time employment with Webster as of the Closing Date and are subsequently involuntarily terminated (other than for cause) by Webster, shall receive credit for prior employment with NewMil as if such Person was employed by Webster for such period of time in accordance with the terms of the Webster Salary Continuation Policy, attached hereto as Schedule 6.5(d), and shall be eligible to receive severance benefits pursuant to such policy, excluding severance payments with respect to annual incentive or any other bonuses. Notwithstanding anything to the contrary contained herein, NewMil employees who are offered comparable full-time employment with Webster as of the Closing Date, but do not accept such employment shall not be eligible for severance.
     6.6 Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of NewMil (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of NewMil or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable Law and the articles of incorporation and bylaws of NewMil as in effect on the date hereof. It is understood and agreed that after the Effective Time, Webster shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law or the articles of incorporation and bylaws of Webster as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Webster; provided, however, that (1) Webster shall have the right to assume the defense thereof and upon such assumption Webster shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Webster elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Webster and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Webster, and Webster shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Webster shall be obligated pursuant to this Section 6.6(a) to pay for only one firm of counsel for each Indemnified Party, and (3) Webster shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Webster shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Webster would be permitted to advance such expenses pursuant to the DGCL and (ii) Webster receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Webster pursuant to the DGCL. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Webster thereof; provided, however, that the failure to so notify shall not affect the obligations of Webster under this Section 6.6 except to the extent such failure to notify materially prejudices Webster. Webster’s obligations under this Section 6.6 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Webster shall require any successor to expressly assume its obligations under this Section 6.6(a).
          (b) Webster shall purchase for the benefit of the persons serving as officers and directors of NewMil immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, a similar directors’ and officers’ liability insurance coverage for at least three years after the Effective Time, under either NewMil’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Webster’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided however, that in no event shall Webster be required to expend pursuant to this Section 6.6(b) more than an amount equal to 300% of the current annual amount expended by NewMil to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, NewMil agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.
     6.7 Subsequent Interim and Annual Financial Statements.
     NewMil will deliver to Webster its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K contemporaneously with their filing with the SEC.
     6.8 Additional Agreements.
     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and Webster’s and NewMil’s Subsidiaries shall take all such necessary action as may be reasonably requested by Webster.
     6.9 Advice of Changes.
     Webster and NewMil shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by NewMil with the covenants set forth in Section 5.1.
     6.10 Current Information.
     During the period from the date of this Agreement to the Effective Time, NewMil will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Webster and to report the general status of the ongoing operations of NewMil. NewMil will promptly notify Webster of any material change in the normal course of business or in the operation of the properties of NewMil and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving NewMil, and will keep Webster fully informed of such events.
     6.11 Execution and Authorization of Bank Merger Agreement.
     Prior to the Effective Time, Webster and NewMil each shall cause Webster Bank and NewMil Bank, respectively, to execute and deliver the Bank Merger Agreement.
     6.12 Transaction Expenses of NewMil.
          (a) NewMil has provided at Section 6.12(a) of the NewMil Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by NewMil in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.
          (b) Promptly after the execution of this Agreement, NewMil shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. NewMil shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.
          (c) NewMil shall advise Webster monthly of all out-of-pocket expenses which NewMil has incurred in connection with this transaction.
          (d) NewMil, in reasonable consultation with Webster, shall make all arrangements with respect to the printing and mailing of the Proxy Materials. NewMil shall, if Webster reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for the Special Meeting. NewMil agrees to cooperate as to such matters.
     6.13 Rule 16B-3 Actions.
     Webster and NewMil agree that, in order to most effectively compensate and retain NewMil Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that NewMil Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of NewMil Common Stock into shares of Webster Common Stock and NewMil stock options into Webster stock options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Assuming that NewMil delivers to Webster the Section 16 Information (as defined below) in a timely fashion, the Webster Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by NewMil Insiders of Webster Common Stock in exchange for shares of NewMil Common Stock and of Webster stock options in exchange for NewMil stock options, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding NewMil Insiders, the number of shares of NewMil Common Stock beneficially owned by each such NewMil Insider and expected to be exchanged for Webster Common Stock in the Merger and the number and description of NewMil stock options beneficially owned by each such NewMil Insider and expected to be converted into Webster stock options in connection with the Merger. “NewMil Insiders” shall mean those officers and directors of NewMil who are subject to reporting requirements of Section 16(a) of the Exchange Act and who will be subject to such requirements in their capacity as officers and/or directors of Webster following the Merger.
     6.14 Form S-8.
     Webster shall file a registration statement on Form S-8 for the shares of Webster Common Stock issuable with respect to assumed options, as described in Section 1.5 of this Agreement, as soon as reasonably practicable after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such options or other rights remain outstanding.
     6.15 Tax Matters.
     Each of NewMil and Webster shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of NewMil and Webster shall execute and deliver to the law firm referred to in Section 7.3(e) certificates containing appropriate representations at such time or times as may be reasonably requested by such law firm in connection with its delivery of the opinion referred to in Section 7.3(e), with respect to the tax treatment of the Merger.
     6.16 Consulting Agreements.
     NewMil acknowledges and agrees that Webster desires to engage Francis J. Wiatr and Ian McMahon as consultants following the Closing, and that Webster, Mr. Wiatr and Mr. McMahon intend to negotiate the terms of such consultancies prior to the Closing.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger.
     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval.
          This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of NewMil Common Stock.
          (b) Other Approvals.
          All regulatory approvals required to consummate the transactions contemplated hereby (including those set forth in Sections 3.4 and 4.4) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall contain a non-customary condition that materially alters the benefits for which Webster bargained in this Agreement.
          (c) Proxy Materials.
          The Proxy Materials shall have been cleared or approved by the SEC and the Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (d) No Injunctions or Restraints; Illegality.
          No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.
     7.2 Conditions to Obligations of Webster.
     The obligation of Webster to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties.
          The representations and warranties of NewMil set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Webster shall have received a certificate signed on behalf of NewMil by each of the President and Chief Executive Officer and the Chief Financial Officer of NewMil to the foregoing effect.
          (b) Performance of Covenants and Agreements of NewMil.
          NewMil shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Webster shall have received a certificate signed on behalf of NewMil by each of the President and Chief Executive Officer and the Chief Financial Officer of NewMil to such effect.

          (c) Consents under Agreements.
          (i) The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of NewMil under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for those the failure of which to obtain will not result in a Material Adverse Effect on NewMil or the Surviving Corporation.
          (ii) The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of NewMil Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on NewMil Bank or the Surviving Bank.
          (d) No Material Adverse Effect.
          There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of NewMil or any NewMil Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on NewMil.
          (e) Accountant’s Comfort Letter.
          NewMil shall have caused to be delivered on the respective dates thereof to Webster “comfort letters” from PricewaterhouseCoopers LLP, NewMil’s independent public accountants, dated the date on which the Proxy Materials or last amendment thereto shall be approved for use, and dated the date of the Closing, and addressed to Webster and NewMil, with respect to NewMil’s financial data presented in the Proxy Materials, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.
     7.3 Conditions to Obligations of NewMil.
     The obligation of NewMil to effect the Merger is also subject to the satisfaction or waiver by NewMil at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties.
          The representations and warranties of Webster set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. NewMil shall have received a certificate signed on behalf of Webster by the President and (ii) the Chief Financial Officer of Webster to the foregoing effect.
          (b) Performance of Covenants and Agreements of Webster.
          Webster shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. NewMil shall have received a certificate signed on behalf of Webster by the President and the Chief Financial Officer of Webster to such effect.

          (c) Consents under Agreements.
          The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Webster is a party or is otherwise bound shall have been obtained.
          (d) Listing of Shares.
          The shares of Webster Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange.
          (e) Tax Opinion.
          NewMil shall have received the opinion of Pitney Hardin LLP in form and substance reasonably satisfactory to NewMil, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion, and certificates obtained from officers of Webster and NewMil, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If Pitney Hardin LLP does not render such opinion, this condition may be satisfied if Hogan & Hartson L.L.P. renders such opinion, relying upon such representations.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination.
     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NewMil:
          (a) by mutual consent of Webster and NewMil in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
          (b) by either Webster or NewMil upon written notice to the other party if any Governmental Entity that must grant a Requisite Regulatory Approval has denied the applicable Requisite Regulatory Approval or such application shall have been withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within 10 Business Days following such denial or withdrawal the parties have agreed to file or have filed with the applicable Governmental Entity a petition for rehearing or an amended application, or have agreed to take some other ameliorative action with respect to such application or Requisite Regulatory Approval, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (c) by either Webster or NewMil if the Merger shall not have been consummated on or before December 31, 2006 (the “Termination Date”), unless the failure of the Closing to occur by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, that if any Requisite Regulatory Approval or the Special Meeting is pending as of the Termination Date, the Termination Date shall automatically be extended for an additional 30 days;
          (d) by either Webster or NewMil (provided that the terminating party is not in breach of its obligations under Section 6.3) if the approval of the stockholders of NewMil hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;
          (e) by either Webster or NewMil (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;
          (f) by either Webster or NewMil (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and
          (g) by Webster, if the management of NewMil or its Board of Directors, for any reason, (i) fails to call and hold within 40 days of the effective date of the Registration Statement a special meeting of NewMil’s stockholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e).
     8.2 Effect of Termination.
     In the event of termination of this Agreement by either Webster or NewMil as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.
     8.3 Amendment.
     Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NewMil; provided, however, that after any approval of the transactions contemplated by this Agreement by NewMil’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to NewMil stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver.
     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing.
     Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Washington, D.C. time, at the offices of Hogan & Hartson L.L.P., counsel to Webster, on a date specified by the Parties, which date shall be no earlier than the first Business Day of the month following the month in which (x) the parties receive the Requisite Regulatory Approvals, or (y) the stockholders of NewMil approve this Agreement and the Merger, whichever is later, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements.
     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     9.3 Expenses; Breakup Fee.
          (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
          (b) In the event that this Agreement is terminated by either Webster or NewMil pursuant to Section 8.1(d) by reason of NewMil stockholders not having given any required approval, and both (x) after the date of this Agreement there shall have been prior to the Special Meeting a Third Party Public Event, and (y) within 18 months following the date of termination of this Agreement, NewMil enters into an agreement for an Acquisition Transaction or an Acquisition Transaction otherwise occurs, NewMil shall pay all documented, reasonable costs and expenses up to $750,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $8,750,000.
          (c) In the event that this Agreement is terminated by Webster or NewMil pursuant to Sections 8.1(e) or (f) by reason of a willful material breach by the other party hereto, such breaching party shall reimburse the non-breaching party for all documented, reasonable costs and expenses up to $750,000 incurred by the non-breaching party in connection with this Agreement and the transactions contemplated hereby, and pay liquidated damages to the non-breaching party in the amount of $8,750,000.

          (d) In the event that this Agreement is terminated by Webster pursuant to Section 8.1(g)(i) or (iv), NewMil shall pay all documented, reasonable costs and expenses up to $750,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $8,750,000.
          (e) In the event that this Agreement is terminated by Webster pursuant to Section 8.1(g)(ii) or (iii), and both (x) after the date of this Agreement there shall have been prior to the Special Meeting a Competing Proposal, and (y) within 18 months following the date of termination of this Agreement, NewMil enters into an agreement for an Acquisition Transaction or an Acquisition Transaction otherwise occurs, NewMil shall pay all documented, reasonable costs and expenses up to $750,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $8,750,000.
     9.4 Notices.
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Webster or Webster Bank, to:
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702
Attn.: Chief Executive Officer

with copies (which shall not constitute notice) to:

Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702
Attn.: Executive Vice President, General Counsel and
Secretary

and

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Attn.: Stuart G. Stein, Esq.

and

(b)	if to NewMil, to:

NewMil Bancorp, Inc.
19 Main Street
P.O. Box 600
New Milford, Connecticut 06776-0600
Attn.: Chairman, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Pitney Hardin LLP
7 Times Square
New York, New York 10036
Attn: Ronald H. Janis, Esq.
     9.5 Interpretation.
     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     9.6 Counterparts.
     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     9.7 Entire Agreement.
     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and that certain support agreement dated as of even date herewith between Webster and the directors and executive officers of NewMil named therein (the “Support Agreement”).
     9.8 Governing Law.
     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.
     9.9 Enforcement of Agreement.
     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.10 Severability.
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     9.11 Publicity.
     Except as otherwise required by law or the rules of the New York Stock Exchange (or such other exchange on which the Webster Common Stock may become listed) or as required by the rules of NASDAQ (or such other exchange as NewMil Common Stock may become listed), so long as this Agreement is in effect, neither Webster nor NewMil shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Webster and NewMil shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.
     9.12 Assignment; No Third Party Beneficiary; Limitation of Benefits.
     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger Consideration, Section 1.5 with respect to the treatment of stock options under the NewMil Stock Plans, Section 6.1 with respect to the registration of the Webster Common Stock to be issued as Merger Consideration, Section 6.6 which may be enforced by the parties identified therein and Section 6.14 with respect to the filing by Webster of the Form S-8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.
     9.13 Additional Definitions.
     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
     “401(k) Plans” has the meaning set forth in Section 6.5.
     “Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving NewMil, (b) a purchase, lease or other acquisition of all or substantially all of the assets of NewMil or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Securities Exchange Act of 1934) of securities representing 20.0% or more of the voting power of NewMil.
     “Affiliated Person” means any director, officer or 5% or greater stockholder, spouse or other Person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.
     “Agreement” has the meaning set forth in the preamble hereto.

     “BHCA” has the meaning set forth in Section 3.1(a).
     “Bank Merger Agreement” has the meaning set forth in the recitals hereto.
     “Base Period Trading Price” has the meaning set forth in Section 1.4(a).
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.
     “Certificate” has the meaning set forth in Section 1.4(a).
     “Closing” has the meaning set forth in Section 9.1.
     “Closing Date” has the meaning set forth in Section 9.1.
     “Closing Webster Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Webster Common Stock reported on the New York Stock Exchange Composite Tape for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competing Proposal” means any of the following involving NewMil or any NewMil Subsidiary: any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of NewMil, any NewMil Subsidiary or any business line of NewMil that constitutes 15% or more of the net revenues, net income or assets of NewMil and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of NewMil or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of NewMil or any of its Subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NewMil or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
     “Confidentiality Agreement” has the meaning set forth in Section 5.1(e).
     “CSBD” has the meaning set forth in Section 3.4.
     “DGCL” has the meaning set forth in Section 1.1.
     “Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement and the Bank Merger Agreement.
     “Environmental Laws” has the meaning set forth in Section 3.14(a).
     “ERISA” has the meaning set forth in Section 3.11(a).
     “Exchange Agent” has the meaning set forth in Section 2.1.
     “Exchange Fund” has the meaning set forth in Section 2.1.
     “Exchange Ratio” has the meaning set forth in Section 1.4(a).

     “Fairness Opinion” has the meaning set forth in Section 3.21.
     “FDIC” has the meaning set forth in Section 3.1(b).
     “FRB” has the meaning set forth in Section 3.1(a).
     “GAAP” has the meaning set forth in Section 3.6.
     “Governmental Entity” has the meaning set forth in Section 3.4.
     “Hazardous Materials” has the meaning set forth in Section 3.14(e).
     “Indemnified Parties” has the meaning set forth in Section 6.6.
     “Injunction” has the meaning set forth in Section 7.1(d).
     “KBW” has the meaning set forth in Section 3.21.
     “Knowledge” with respect to any entity, refers to the actual knowledge of such entity’s directors and executive officers in the ordinary course of their duties in such positions.
     “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.
     “Loans” means any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets).
          “Material Adverse Effect” means, with respect to Webster or NewMil, as the case may be, a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Webster or NewMil (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof; (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates; (iii) the direct effect of the public announcement, pendency or consummation of the Merger or the transactions contemplated hereby; (iv) changes affecting the financial services industry generally; (v) any change arising from or relating to compliance with the terms of this Agreement; (vi) changes in general economic, financial or securities market conditions in the United States or elsewhere; (vii) changes in applicable Laws or the interpretation thereof after the date hereof; or (viii) any outbreak of major hostilities in which the United States is involved or any act or insurrection, sabotage, or terrorism within the United States or directed against its facilities or citizens wherever located), or (B) the ability of Webster or NewMil to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. Notwithstanding the foregoing, NewMil and Webster agree with respect to the leases set forth on Section 3.4 of the NewMil Disclosure Schedule, the failure to obtain the respective landlord consents to assign such leases shall not be deemed a Material Adverse Effect on NewMil.
     “Merger” has the meaning set forth in the recitals hereto.
     “Merger Consideration” has the meaning set forth in Section 1.4(a).
     “NewMil” has the meaning set forth in the preamble hereto.

     “NewMil Bank” has the meaning set forth in the recitals hereto.
     “NewMil Common Stock” has the meaning set forth in Section 1.4(a).
     “NewMil Contract” has the meaning set forth in Section 3.12(a).
     “NewMil Disclosure Schedule” has the meaning set forth in Article III.
     “NewMil Documents” has the meaning set forth in Section 3.18(d).
     “NewMil Group” has the meaning set forth in Section 3.10(a).
     “NewMil Insiders” has the meaning set forth in Section 6.13.
     “NewMil Regulatory Agreement” has the meaning set forth in Section 3.13.
     “NewMil Section 16 Information” has the meaning set forth in Section 6.13.
     “NewMil Stock Plans” has the meaning set forth in Section 1.5.
     “OCC” has the meaning set forth in Section 3.4.
     “Option” has the meaning set forth in Section 1.5.
     “Option Merger Consideration” has the meaning set forth in Section 1.5.
     “OREO” has the meaning set forth in Section 3.15.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     “Plans” has the meaning set forth in Section 3.11(a).
     “Proxy Materials” has the meaning set forth in Section 3.4.
     “Registration Statement” has the meaning set forth in Section 3.4.
     “Regulatory Agencies” has the meaning set forth in Section 3.18(d).
     “Representatives” has the meaning set forth in Section 5.1(e).
     “Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(b).
     “SEC” has the meaning set forth in Section 3.4.
     “Scheduled IP” has the meaning set forth in Section 3.24.
     “Securities Act” has the meaning set forth in Section 3.20.
     “Shares” has the meaning set forth in Section 2.1.
     “Software” has the meaning set forth in Section 3.24(a).

     “Special Meeting” has the meaning set forth in Section 6.3.
     “State Regulator” has the meaning set forth in Section 3.18(d).
     “Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
     “Superior Competing Transaction” means any of the following involving NewMil or any NewMil Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of NewMil Common Stock then outstanding or all or substantially all the assets of NewMil, and otherwise on terms which the Board of Directors of NewMil, determines in its good faith judgment (after consultation with its outside legal counsel and its financial advisors) to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.
     “Support Agreement” has the meaning set forth in Section 9.7.
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Tax” has the meaning set forth in Section 3.10(c).
     “Tax Return” has the meaning set forth in Section 3.10(c).
     “Taxing Authority” has the meaning set forth in Section 3.10(c).
     “Termination Date” has the meaning set forth in Section 8.1(c).
     “Third Party Public Event” means any of the following events: (a) any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder), other than Webster or any Subsidiary of Webster, shall have made a bona fide proposal to NewMil or, by a public announcement or written communication that is or becomes the subject of public disclosure, to NewMil’s stockholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Webster or any Subsidiary or Webster shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934), or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to a tender offer or exchange offer to purchase any shares of NewMil Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 15% or more of the then outstanding shares of NewMil Common Stock); or (b) any director, officer, 5% or greater stockholder or affiliate of NewMil shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of NewMil stockholders against this Agreement, the Merger and the transactions contemplated hereby.
     “U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of

Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.
     “Unlawful Gains” has the meaning set forth in Section 3.18(f).
     “Webster” has the meaning set forth in the preamble hereto.
     “Webster Bank” has the meaning set forth in the recitals hereto.
     “Webster Common Stock” has the meaning set forth in Section 1.4(a).
     “Webster Disclosure Schedule” has the meaning in Article IV.
     “Webster Preferred Stock” has the meaning set forth in Section 4.2(a).
     “Webster Regulatory Agreement” has the meaning set forth in Section 4.11.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Webster Financial Corporation and NewMil Bancorp, Inc. have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WEBSTER FINANCIAL CORPORATION

ATTEST:

By:	/s/ Harriet Munrett Wolfe	By:	/s/ James C. Smith

	Name: Harriet Munrett Wolfe		Name: James C. Smith
	Title: Executive Vice President,		Title: Chairman and Chief Executive Officer
General Counsel and Secretary
NEWMIL BANCORP, INC.

ATTEST:

By:	/s/ B. Ian McMahon	By:	/s/ Francis J. Waitr

	Name: B. Ian McMahon		Name: Francis J. Waitr
	Title: CFO & EVP		Title: CEO

Exhibit A
Form of Bank Merger Agreement

[Omitted]